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                                  EXHIBIT 6(a)

                          ARTICLES OF INCORPORATION OF
                         KEYPORT LIFE INSURANCE COMPANY

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                   CERTIFICATION OF ARTICLES OF INCORPORATION

     I hereby certify that the attached 9 pages are a true copy of the three Acts passed by the Rhode Island General Assembly in 1957, 1962 and 1970 and the Articles of Amendment filed October 3, 1990 with the Rhode Island Secretary of State that constitute the current Articles of Incorporation of Keyport Life Insurance Company.




  February 8, 1996                 /s/ James J. Klopper
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     Date                          James J. Klopper, Assistant Secretary


[SEAL]


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                            ARTICLES OF INCORPORATION

SECTION 1. Ellis Hawkes, David Fitzgerald and Henry Petrarca their associates, successors and assigns are hereby created a body politic and corporate, by the name of Keyport Life Insurance Company, with power to purchase or otherwise acquire, have, hold and enjoy lands, tenements, hereditaments, chattels, bonds, stocks, monies, choses in action and property and effects of every kind, and the same to sell, grant, demise, alien and convey and to loan, invest and reinvest any of such assets in any manner now or hereafter permitted in the case of any other corporation now or hereafter chartered by this state and empowered to do a life insurance business; to sue and be sued and to plead and be impleaded in all courts of law and equity; to have and to hold and to change at pleasure a common seal, and to ordain and to put into execution and to change at pleasure by-laws consistent with the laws of this state and of the United States and to change its corporate name, provided that the new corporate name is not the same as or deceptively similar to the name of any domestic corporation, existing under the laws of this state or the name of any foreign corporation authorized to transact business in the state.

SECTION 2. The business of the corporation shall be life insurance including individual and group variable life insurance, endowments, annuities including individual and group variable annuities and individual and group investment annuities, accident insurance, health insurance including the right to act as administrator of hospital and medical insurance, the right to administer separate accounts, and any other business or type of business which any other corporation now or hereafter chartered by this state and empowered to do a life insurance business may now or hereafter lawfully do; and the corporation is specifically empowered to accept and to cede reinsurance of any such risks or hazards. The corporation may exercise such powers outside of Rhode Island to the extent permitted by the laws of the particular jurisdiction. Policies or other contracts may be issued stipulated to be with or without participation in profits; and they may be with or without seal.

SECTION 3. Said corporation shall have all of the powers and privileges and be subject in all respects to all of the duties and liabilities set forth in the general laws and public laws of this state so far as the same may be applicable to said corporation.

SECTION 4. The business and affairs of said corporation shall be managed by a board of directors, the number of which shall be fixed from time to time by the by-laws; but the number in any event shall be some multiple of three. At the first meeting of the incorporators named in this act, directors shall be elected as


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follows:  One-third until the next annual meeting of the stockholders; one-third until the second annual meeting of the stockholders; and one-third until the third annual meeting of the stockholders; and at each succeeding annual meeting of the stockholders directors shall be elected for three (3) years to fill the terms of those whose terms then expire. Each director shall serve the term for which he is elected and until his successor is elected and qualified. In case of any vacancy in the office of directors by death, resignation or disqualification, the directors for the time being shall have power to elect a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant. The directors shall be stockholders and at least a majority of the directors shall be residents of the state of Rhode Island. The directors of said corporation shall have the sole power to make by-laws and to elect officers of said corporation.

SECTION 5. The total amount of the authorized capital stock of the corporation shall be $10,000,000, and shares may be issued from time to time, for such consideration, consisting of cash, services, personal property, tangible or intangible, or real estate, as may be fixed from time to time by the board of directors, including the issue of shares thereof from time to time as stock dividends upon the transfer from surplus to capital stock in such amounts as the board of directors may from time to time determine. Such capital stock may consist of a class designated "preferred stock" and a class designated "common stock".

     The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, the classes of stock of the corporation which are fixed by this charter, and the authority vested in the board of directors to fix by resolution or resolutions providing for the issue of preferred stock the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of preferred stock which are not fixed by this charter, are as follows:

     (a) The preferred stock may be issued from time to time in one or more series of any number of shares; provided that the amount of stated capital for the aggregate number of shares issued and not canceled of any and all such series together with the amount of stated capital for outstanding shares of common stock shall not exceed the amount hereinabove authorized. Each series of preferred stock shall be distinctively designated by letter or descriptive words. All series of preferred stock shall rank equally and be identical in all respects except as permitted by the provisions of paragraph (b) of this section 5.


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     (b)  Authority is hereby vested in the board of directors from time to time to issue the preferred stock as preferred stock of any series and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent now or hereafter permitted by this charter and the laws of the state of Rhode Island in respect of matters set forth in the following subparagraphs (1) to (8), inclusive:

          (1) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the board of directors;

          (2) The dividend rate of such series, any preference to or provisions in relation to the dividends payable on any other class or classes or of any other series of stock and any limitations, restrictions or conditions on the payment of dividends;

          (3) The price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the corporation;

          (4) The amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the corporation;

          (5) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series and, if so entitled, the amount of such fund and the manner of its application;

          (6) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation or shares of any other series of preferred stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (7) Whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers; and


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          (8) Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of preferred stock theretofore issued pursuant to this section 5, and, if subject to additional restrictions, the extent of such additional restrictions.

     (c) The holders of preferred stock of each series shall be entitled to receive, when and as declared by the board of directors, dividends in cash at the rate for such series fixed by the board of directors as provided in paragraph (b) of this section 5 and no more, payable quarterly on the first days of January, April, July and October or of such other months as may be designated by the board of directors, (each of the quarterly periods ending on the first day of January, April, July and October in each year, or on the first days of such other months, respectively, being hereinafter called a dividend period), in each case from the date of cumulation (as defined in paragraph (h) of this section 5) of such series. Except as may otherwise be provided in the resolution or resolutions providing for the issue of any given series of preferred stock, dividends on preferred stock shall be cumulative (whether or not there shall be net profits or net assets of the corporation legally available for the payment of such dividends), so that, if at any time full cumulative dividends (as defined in paragraph (h) of this section 5) upon the preferred stock of all series to the end of the last completed dividend period shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency shall be fully paid, but without interest or dividends in such amount shall have been declared on each such series and a sum sufficient for the payment thereof shall have been set apart for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of preferred stock of any series (either pursuant to any applicable sinking fund provisions or any redemptions authorized pursuant to paragraph (g) of this section 5 or otherwise) or set aside for or applied to the purchase of common stock and before any dividend shall be declared or paid or any other distribution ordered or made upon the common stock); provided, however, that any moneys deposited in the sinking fund provided for any series of preferred stock in the resolution or resolutions providing for the issue of shares of said series, in compliance with the provisions of such sinking fund and of this paragraph (c), may thereafter be applied to the purchase or redemption of preferred stock in accordance with the terms of such sinking fund whether or not at the time of such application full cumulative dividends upon the outstanding preferred stock of all series to the end of the


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     last completed dividend period shall have been paid or declared and set apart for payment. All dividends declared upon the preferred stock of the respective series outstanding shall be declared PRO RATA, so that the amounts of dividends declared per share on the preferred stock of different series shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of such respective series bear to each other.

     (d) Before any sum or sums shall be set aside for or applied to the purchase of common stock and before any dividends shall be declared or paid or any distribution ordered or made upon the common stock (other than a dividend payable in common stock), the corporation shall comply with the sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of preferred stock any shares of which shall at the time be outstanding.

     (e) Subject to the provisions of paragraphs (c) and (d) of this section 5, the holders of common stock shall be entitled, to the exclusion of the holders of preferred stock of any and all series, to receive such dividends as from time to time may be declared by the board of directors.

     (f) In the event of any liquidation, dissolution or winding up of the corporation, the holders of preferred stock of each series then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of common stock, an amount determined as provided in paragraph (b) of this section 5 for every share of their holdings of preferred stock of such series. If upon any liquidation, dissolution or winding up of the corporation the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of preferred stock of all series the full amounts to which they respectively shall be entitled, the holders of preferred stock of all series shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of preferred stock of all series were paid in full. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled as aforesaid, the holders of common stock shall be entitled, to the exclusion of the holders of preferred stock of any and all series, to share, ratably according to the number of shares of common stock held by them, in all remaining assets of the corporation available for distribution to its stockholders. Neither the merger or consolidation of the corporation into or with another corporation or the merger or consolidation of any


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     other corporation into or with the corporation, nor the sale, transfer or lease of all or substantially all the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation.

     (g) Subject to any requirements which may be applicable to the redemption of any given series of preferred stock as provided in any resolution or resolutions providing for the issue of such series of preferred stock, the preferred stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the corporation, at its election expressed by resolution of the board of directors, any time or from time to time, upon not less than 30 days previous notice to the holders of record of preferred stock to be redeemed, given by mail in such manner as may be prescribed by resolution or resolutions of the board of directors,

          (1) if such redemption shall be otherwise than by the application of moneys in any sinking fund referred to in paragraph (d) of this section 5, at the redemption price, fixed as provided in paragraph (b) of this section 5, at which shares of preferred stock of the particular series may then be redeemed at the option of the corporation and

          (2) if such redemption shall be by the application of moneys in any sinking fund referred to in paragraph (d) of this section 5, at the redemption price, fixed as provided in paragraph (b) of this section 5, at which shares of preferred stock of the particular series may then be redeemed for such sinking fund; PROVIDED, HOWEVER, that, before any preferred stock of any series shall be redeemed at said redemption price thereof specified in clause (1) of this paragraph
          (g), all moneys at the time in the sinking fund, if any, for preferred stock of that series shall first be applied as nearly as may be, to the purchase or redemption of preferred stock of that series as provided in the resolution or resolutions of the board of directors providing for such sinking fund. If less than all the outstanding shares of preferred stock of any series are to be redeemed, the redemption may be made either by lot or PRO RATA in such manner as may be prescribed by resolution of the board of directors. The corporation may, if it shall so elect, provide moneys for the payment of the redemption price by depositing the amount thereof for the account of the holders of preferred stock entitled thereto with a bank or trust company doing business in the city of New York, in the state of New York, or in the city of Providence, in the state of Rhode Island, and having capital and surplus of at least $5,000,000. The date upon which such deposit may be made by the corporation (hereinafter


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          called the "date of deposit") shall be prior to the date fixed as the date of redemption. In any such case there shall be included in the notice of redemption a statement of the date of deposit and of the name and address of the bank or trust company with which the deposit has been or will be made. On and after the date fixed in any such notice of redemption as the date of redemption (unless default shall be made by the corporation in providing moneys for the payment of the redemption price pursuant to such notice) or, if the corporation shall have made such deposit on or before the date specified therefor in the notice, then on and after the date of deposit all rights of the holders of the preferred stock to be redeemed as stockholders of the corporation, except the right to receive the redemption price as hereinafter provided, and, in the case of such deposit, any conversion rights not theretofore expired, shall cease and terminate. Such conversion rights, however, in any event shall cease and terminate upon the date fixed for redemption or upon any earlier date fixed by the board of directors pursuant to paragraph (b) of this section 5 for termination of such conversion rights. Anything herein contained to the contrary notwithstanding, said redemption price shall include an amount equal to accrued dividends on the preferred stock to be redeemed to the date fixed for the redemption thereof and the corporation shall not be required to declare or pay on such preferred stock to be redeemed, and the holders thereof shall not be entitled to receive, any dividends in addition to those thus included in the redemption price, PROVIDED, HOWEVER, that the corporation may pay in regular course any dividends thus included in the redemption price either to the holders of record on the record date fixed for the determination of stockholders entitled to receive such dividends (in which event, anything herein to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid) or as a part of the redemption price upon surrender of the certificates for the shares redeemed. At any time on or after the date fixed as aforesaid for such redemption, or, if the corporation shall elect to deposit the moneys for such redemption as herein provided, then at any time on or after the date of deposit and without awaiting the date fixed as aforesaid for such redemption, the respective holders of record of the preferred stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the corporation, or, in the event of such deposit, to the bank or trust company with which such deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment


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          and transfer thereof duly executed in blank.  Any moneys so deposited which shall remain unclaimed by the holders of such preferred stock at the end of five years after the redemption date shall be paid by such bank or trust company to the corporation and any interest accrued on moneys so deposited shall belong to the corporation and shall be paid to it from time to time. Preferred stock redeemed pursuant to the provisions of this paragraph (g) shall be canceled and shall thereafter have the status of authorized and unissued shares of preferred stock.

     (h) The term "date of cumulation" as used with reference to any series of preferred stock shall be deemed to mean the date fixed by the board of directors as the date of cumulation of such series at the time of creation thereof or, if no date shall have been so fixed, the date on which shares of such series are first issued. Whenever used with reference to any share of any series of preferred stock, the term "full cumulative dividends" shall be deemed to mean (whether or not in any dividend period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of the corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for such series as provided in paragraph (b) of this section 5 for the period of time elapsed from the date of cumulation of such series to the date as of which full cumulative dividends are to be computed (including an amount equal to the dividend at such rate for any fraction of a dividend period included in such period of time); and the term "accrued dividends" shall be deemed to mean full cumulative dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends paid or deemed paid as hereinafter in this paragraph (h) provided, upon said share. In the event of the issue of additional shares of preferred stock of any series after the original issue of shares of preferred stock of such series, all dividends paid or accrued on preferred stock of such series prior to the date of issue of such additional preferred stock shall be deemed to have been paid on the additional preferred stock so issued.

     (i) No holder of stock of any class of the corporation whether now or hereafter authorized, shall have any pre-emptive, preferential or other rights to subscribe for or purchase or acquire any shares of any class or any other securities of the corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of any class or any other securities now or hereafter authorized, and whether the same shall be issued for cash, services or property, or by way of dividend or otherwise.


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     (j) Subject to the provisions of this charter and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine.

     (k) Except as otherwise provided by law, or this charter, or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of shares of preferred stock, as such holders, shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose. Except as aforesaid, the holders of preferred stock, as such holders, shall not be entitled to notice of any meeting of stockholders.

     (l) Subject to the provisions of any applicable law, or of the by-laws of the corporation as from time to time amended, with respect to closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by this charter or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of common stock shall exclusively possess voting power for the election of directors and for all other purposes; each holder of record of shares of common stock being entitled to one vote for each share of common stock standing in his name on the books of the corporation.

SECTION 6. The par value of the shares of the capital stock of said company may be fixed from time to time by two-thirds of all the votes of the stockholders entitled to vote thereon; and, except as so fixed, the par value of such shares shall be ten dollars.

SECTION 7. Before any stock may be issued, the said corporation shall pay to the general treasurer for the use of the state a tax upon such issue equal to one-tenth of one per centum of the par value of such issue, and shall file a certificate of the general treasurer of the fact of payment of such tax, together with a copy of such vote, duly certified by the secretary under seal of said corporation, in the office of the secretary of state.

SECTION 8. Said corporation shall have a paid in capital stock of not less than $200,000 and a paid in surplus of at least $100,000 before any policy shall be issued by the corporation. Said corporation shall also secure a certificate in compliance with the foregoing from the commissioner of insurance before they shall be authorized to write or effect any policy.

SECTION 9. Said corporation shall have its principal place of business in the county of Providence, in the state of Rhode Island.


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